Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement of Hill International, Inc. on Form S-8 (No. 333-137512) of our report dated June 30, 2014 on our audit of the financial statements and supplemental schedule of the Hill International, Inc. 401(k) Retirement Savings Plan as of December 31, 2013, and for the year then ended, which report is included in this Annual Report on Form 11-K to be filed on or about June 30, 2014.

/s/ EisnerAmper LLP

Iselin, New Jersey

June 30, 2014